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                                                                   EXHIBIT 10.24

                         MORGAN CREEK PRODUCTIONS, INC.
                             4000 Warner Boulevard
                                  Building 76
                               Burbank, CA 91522

July 31, 1998

Vincent Bitetti,
Chairman and CEO
Sound Source Interactive, Inc.
26115 Mureau Road, Suite B
Calabasas, CA 91302

Dear Vincent:

This letter sets forth the intention of Morgan Creek Productions, Inc., a Delaware corporation ("MCP") to form a joint venture with Sound Source Interactive, Inc., ("SSII"). This letter sets forth the terms of the understanding and will serve as the basis of a more detailed long form joint venture agreement (the "Definitive Agreement") to be negotiated in good faith by the parties. Until such a Definitive Agreement is negotiated and signed, this letter once signed by all the parties hereto will represent a binding obligation.

1. Formation of Joint Venture

MCP and SSII will form a joint venture (the "Venture") to develop an educational interactive activity center suitable for children ages 4 to10 (the "Center"), for use in the home solely on the PC and/or CD Rom format, based on "The King and I" animated motion picture (the "Picture") to be released by MCP. The parties expect that the Venture will either be a limited liability corporation or partnership organized under Delaware law and that each of the parties will hold a 50% interest in the Venture.

2.  Initial Capitalization

SSII shall fund an initial investment of no less than $150,000 but no more than $250,000 to the Venture as required in order to pay for product development of the Center, in accordance with paragraph 3 below. MCP shall contribute a nonexclusive license to use the animated characters from the Picture strictly in connection with pre-approved marketing plans and/or elements of the Center, said license to commence from the date of signing and continuing for two years following the release of the product.

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3.  Product Development

The Venture shall immediately commence development of the Center and shall produce the Center on a production schedule that allows shipment to retail outlets no later than 30 days prior to the theatrical release date of the Picture; it being acknowledged and agreed that the initial theatrical release date is currently March 19, 1999 and, accordingly, the Venture must be in a position to ship units of the Center by February 19, 1999 unless otherwise designated by MCP in writing; it being understood that MCP agrees to use best efforts to turnaround concepts, drawings. Or any other materials submitted by SSII for MCP approval within a forty-eight (48) hour period. To the extent that MCP exceeds the 48 hour turnaround period. the product shipping deadline (referred to above) will likewise be extended for SSIL SSII shall develop and design the Center and shall be responsible for advancing the cost of developing and designing the Center. MCP and SSII shall mutually approve the budget for the development, design and manufacture of the Center with the budget determined on a hard cost basis without any profit or mark up factor for SSII. The budget will contain no overhead costs and no related party expenses shall be included in "Development Costs" unless approved in writing by MCP. It is of the essence of this agreement that the Center be of the highest quality in materials, design, presentation and packaging and MCP shall have the right to approve all aspects of the Center in its sole discretion including without limitation, designs, content, materials, and packaging. To this end, MCP and SSII shall jointly prepare a plan for implementing the design and approval process for the Center in order that associated design and production costs can be minimized.

4.  Marketing and Distribution

SSII shall market and distribute the Center through its regular distribution channels for a period of two (2) years commencing with the initial release of the Center. MCP and SSII shall mutually approve a marketing plan for the Center including a budget for all marketing expenses and duplication costs. SSII shall advance all marketing expenses and duplication costs for all units for the Center. In addition. MCP shall have the right to approve any OEM/bundling distribution arrangements proposed by SSII.

MCP and SSII shall mutually agree on distributors for the product based on the best third party proposals submitted to the Venture. It is of the essence of this agreement that all marketing and advertising materials related to the Center be of the highest quality, and MCP shall have the right to approve all aspects of the marketing and advertising materials in its sole discretion. MCP and SSII shall be entitled to place their logos as presentation credits on the Center and on the packaging, marketing and advertising materials for the Center in equal size and prominence.

5.  Split of Revenue

SSII shall account to the Venture on a monthly basis for the first three (3) months following initial release of the Picture, with accounting periods ending on the last business day of each month and with statements rendered by the twenty fifth day after the

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end of the last month; thereafter, SSII shall account to the Venture on a quarterly basis. In the event any income is received prior to the initial release of the motion picture, SSII shall account to MCP for any such income in a special accounting. SSII shall remit all gross revenue ("Proceeds") to the Venture which shall be split as follows (and in the following order):

     a. Venture shall pay all royalties and residuals to any actors, writers. developers or hardware manufacturers in connection with the development of the Center.

     b.    Reimbursement of Expenses
           --------------------------

           (i) SSII shall be reimbursed all direct, out of pocket costs and expenses actually paid by SSII for distribution, marketing, promotion and advertising of the Center (excluding overhead. interest and G&A) and which are preapproved by MCP. In no event shall SSII be reimbursed for expenses in an Amount exceeding 25% of Proceeds.

           (ii) MCP shall be reimbursed to the extent MCP incurs distribution and marketing expenses (such as those described in paragraph 6 below); such expenses shall be recouped pro rata with SSII's expenses described in (i), above.

     c. MCP and SSII shall each recoup their contributions to the costs of development, design and manufacture of the Center as preapproved by MCP, on a pro rata basis in proportion to their respective contributions: it being agreed that MCP's contribution shall be deemed to be S50.000 per product manufactured by the Venture in respect of the license contributed to the Venture (it being understood that MCP shall have no obligation to fund any amounts to the Venture).

The balance of the proceeds shall be split 50% to MCP and 50% to SSII and shall be distributed as determined by the Venture.

6.   Additional Products

Provided that the Center is timely released in accordance with paragraph 3 above. the Venture shall have the option, exercisable within 120 days after initial release of the Center, to develop and produce one additional interactive product suitable for children ages 4 to 10 ("Additional Product"). Any such Additional Product must fall within the reasonable scope of SSII's production capabilities, and MCP shall have the right to preapprove the product materials. design and all other material aspects of the proposed product (the "Additional Product"). In the event that Venture elects to produce the Additional Product, the costs for the development, design, manufacture, marketing, promotion and advertising of the Additional Product shall be advanced by SSII. If produced, the Additional Product must be ready for shipment to coincide "day and date" with the initial video release of the Picture. MCP plans to offer merchants several choices of in-store video displays created for video exploitation of the Picture; at least one such display choice available to merchants will feature. promote and sell both the videotape

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release of the Picture and a Venture product. Further, MCP shall instruct its distribution agents to include a "visual depiction" (i.e. photo, rendering, etc.) of the in-store video display which features, promotes and sells both the videotape release of the Picture and a Venture Product. MCP shall offer merchants the option of an in-store video display, which promotes and/or sells both the videotape release of the Picture and a Venture product. All other terms applicable to the Center hereunder shall apply to the Additional Product, and each such product shall be accounted for separately with no offsets or cross collateralization.

7.  Control of Venture

Management and control of the Venture will be by unanimous approval of each of MCP and SSII. All management issues will require unanimous approval including, but not limited to, the following:


     (a) Liquidation and Sale of the Joint Venture Or any of Venture's assets;

     (b) Approval of all expenditures;

     (c) Approval of distributors for the Center, except as set forth in paragraph 4 hereof;

     (d) Distributions from the Venture to MCP and SSII other than as set forth in Paragraphs 5(a), (b) and (c) hereof; and

     (e) All Creative and business decisions regarding the Venture.

8.   Ownership of Intellectual Property

SSII acknowledges that MCP shall own exclusive rights to any copyrights. trademarks and other intellectual property licensed to the Venture by MCP. In addition, the Venture shall exclusively own all rights to all copyrights. trademarks and other intellectual property developed by the Venture (exclusive of any intellectual property licensed to the Venture by MCP), including without limitation all rights to the Center. Except as otherwise provided herein, MCP shall be entitled to, exploit such copyrights, trademarks and other intellectual property in any manner whatsoever without any payment of any royalties or other compensation to the Venture. SSII shall contribute a non-exclusive license to the Venture for its pre-existing computer tools, utilities, engines, processes, software systems and designs, source and object codes, program logic, interactive program structures, retrieval software systems user interface designs, and other computer procedures and methods of operation and computer software elements (the "Computer Elements") which are used in connection with the Center. MCP acknowledges that SSII remains sole owner of the Computer Elements, and MCP shall on]y have rights in the Computer Elements to the extent they pertain to the Venture and its products. SSII warrants that SSII will procure worldwide nonexclusive licenses in perpetuity from any third parties whom may contribute property (similar to the Computer Elements) not owned by SSII, to the Venture and its products.

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9.   Relationship

This Letter of Intent and the Definitive Agreement shall not create any additional fiduciary duties of the parties other than the duties expressly contained herein and in the Definitive Agreement. Each of the parties shall be free to undertake independent activities, but each party shall consult in good faith with the other party prior to undertaking any independent activities which may be competitive with the Venture.

10.  Restriction on Assignment

This Agreement and SSII's rights and obligations hereunder shall not be assignable without the prior written consent of MCP. Any purported assignment by SSII without MCP's prior written consent thereof shall be null and void from the making thereof.

11.  Expenses

Each party shall bear its own costs and expenses in connection with the negotiation of the Definitive Agreement and the consumation of the transactions contemplated thereby.

12.  Governing Law

California law shall govern this Letter of Intent and the Definitive Agreement.

13.  Entire Agreement

This Letter of Intent represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous agreements and understandings. This Letter of Intent may only be modified or amended by a written agreement of the authorized representatives of the Parties.

14.  Presumptions

In interpreting the terms and conditions of this Letter of Intent, no presumption shall operate as a result of the role of any party hereto or such party's counsel in drafting this Letter of Intent.

15.  Counterparts

This Letter of Intent may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.


16.  Public Announcements

Except as otherwise required by law, including without limitation. any disclosure required under federal or state securities law, SSII shall not disclose the terms of this agreement or use file name of MCP or any entity affiliated with MCP in any advertisement, news release or professional or trade publication, or in any other manner

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unless MCP has given prior written consent. If SSII determines that it is required to file with the Securities Exchange Commission this agreement or any related agreement with MCP, SSII shall consult with MCP regarding the filing and shall seek confidential treatment for such agreement and for all financial and business terms therein.

17.  Confidentiality

SSII understands and agrees that any materials, intellectual property, and/or any other elements of or information about the Picture furnished to or disclosed to the Venture or SSI1 by MCP are proprietary trade secrets of MCP and will be kept strictly confidential and only made known to employees of SSII on a need to know basis. Such information and any additional information concerning the Venture's products and/or any aspects of the relationship between the parties (including without limitation the terms of this deal) shall also be kept strictly confidential and may not be released or disclosed to anyone other than such employees who have a need to know, without the prior written consent of MCP. No language in this agreement shall be construed as granting SSII permission to release information in contradiction to this provision.

If the foregoing terms are acceptable to you. please confirm your acceptance by signing below.

Very  truly yours,

/s/ James G. Robinson

James G. Robinson
Chairman/CEO
Morgan Creek Productions, Inc.



Agreed to and Accepted this 9th day of  Sept., 1998.
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SOUND SOURCE INTERACTIVE, INC.

By:  /s/ Vincent Bitetti
     _____________________________________
Its: CEO

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